Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Exhibit 99.5
Date:	October 21, 2004

For Release:	Immediately

Contact:	Morgan Stewart (Media) (504) 576-4238 mstewa3@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Increases Dividend 20 Percent

New Orleans, La. - The Board of Directors of Entergy Corporation (NYSE:ETR) has declared a quarterly dividend of 54 cents per common share. This dividend reflects a 20 percent increase over the previous dividend of 45 cents per common share. The payment date is December 1, 2004 to stockholders of record November 17, 2004. In addition, the Board affirmed its objective to annually grow the dividend consistent with the achievement of its financial aspirations.

The higher dividend, which equates to $2.16 per share on an annual basis, reflects Entergy's strong earnings growth and cash generation over the past five years, and is based on the expected continuation of strong performance driven by intrinsic growth, share repurchase accretion in the near-term, and potential asset acquisition opportunities that the company remains positioned to capture.

"The dividend level is designed to balance current period payout against the need for financial flexibility and liquidity, protecting the credit quality that we have worked so diligently to achieve, while also providing for continued growth in both earnings and the dividend consistent with the company's financial aspirations," said Robert v.d. Luft, Entergy's chairman of the board. "Management conducted rigorous stress testing to provide the Board comfort that the increased dividend is sustainable in a wide range of scenarios."

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, the completion of the sale of Entergy-Koch's U.S. and foreign trading businesses, the ability to sell Entergy-Koch's Gulf South Pipeline at attractive prices, the amount of cash that Entergy-Koch is able to distribute to Entergy, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.